CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report on Form 10-K of Bitmine Immersion Technologies, Inc. (the “Company”) for the year ended August 31, 2026 of our report dated November 21, 2025 relating to the consolidated financial statements of the Company as of August 31, 2025, and for the year then ended.
/s/ Bush & Associates CPA LLC Las Vegas, Nevada
November 10, 2026